APPENDIX A




Fund                                                                 Annual Fee

The 59 Wall Street Money Market Fund                                    0.25%2

The 59 Wall Street U.S. Treasury Money Fund                             0.225%

The 59 Wall Street Tax Free Short/Intermediate Fixed Income Fund        0.25%

The 59 Wall Street Tax-Exempt Money Fund1                               0.25%


WS5056A


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1 Added February 9, 1999
2 Amended May 9, 2000